Exhibit 8.1

LIST OF SUBSIDIARIES AND CONSOLIDATED VARIABLE INTEREST ENTITY OF
CNFINANCE HOLDINGS LIMITED

Subsidiaries	Jurisdiction of Incorporation
Sincere Fame Fame International Limited 诚名国际有限公司	British Virgin Islands
China Financial Services Group Limited 泛华金融服务集团有限公司	Hong Kong
Fanhua Chuang Li Information Technology (Shenzhen) Co., Ltd. 泛华创利信息技术(深圳)有限公司*	PRC
Shenzhen Fanhua United Investment Group Co., Ltd. 深圳泛华联合投资集团有限公司*	PRC
Guangzhou Chengze Information Technology Co., Ltd. 广州诚泽信息技术有限公司*	PRC
Chongqing Liangjiang New Area Fanhua Micro-credit Co., Ltd. 重庆市两江新区泛华小额贷款有限公司*	PRC
Guangzhou Heze Information Technology Co., Ltd. 广州和泽信息技术有限公司*	PRC
Beijing Lianxin Chuanghui Information Technology Co., Ltd. 北京联鑫创辉信息技术有限公司*	PRC
Shenzhen Fanlian Investment Co., Ltd. 深圳泛联投资有限公司*	PRC

Consolidated Variable Interest Entity	Jurisdiction of Incorporation
Jinghua Structured Fund 5 菁华5号信托计划*	PRC
Zhonghai Lanhai Structured Fund 1中海信托蓝海1号集合资金信托计划*	PRC
Jinghua Structured Fund 1外贸信托菁华1号集合资金信托计划*	PRC
Zhongyuan Wealth Anhui Structured Fund 1 中原财富-安惠1期*	PRC
Jinghua Structured Fund 50 外贸信托菁华50号资管计划*	PRC
Jinghua Structured Fund 70 外贸信托菁华70号资管计划*	PRC

*	The English name of this subsidiary or consolidated variable interest entity, as applicable, has been translated from its Chinese name.